Exhibit 10.19

March 22, 2023	STRICTLY CONFIDENTIAL

Joy Weiss

Tempo Automation Holdings, Inc.

1013 Centre Road, Suite 403S

Wilmington, DE 19805

Joy Weiss

Tempo Automation, Inc.

2460 Alameda Street

San Francisco, CA 94103

Re:Amended & Restated Termination Agreement

To the addressees set forth above:

Reference is made to that certain letter agreement, dated as of September 4, 2022, by and among ACE Convergence Acquisition Corp. (“ACE”), Tempo Automation, Inc. (“Tempo” and together with ACE, the “Company”), Oaktree Capital Management, L.P., (“OCM”) and OCM Tempo Holdings, LLC (together with OCM, “Oaktree”) (as amended by those certain letter agreements, dated as of October 11, 2022 and November 15, 2022, the “Original Termination Agreement”), pursuant to which Oaktree, among other things, agreed to (a) waive a portion of the termination fee due and payable to Oaktree under that certain Subscription Agreement, dated as of January 18, 2022, by and among ACE, Tempo, OCM and certain other parties thereto (as amended, the “Subscription Agreement”) and (b) not seek payment of such termination fee, as required under the Subscription Agreement, until the earlier of (i) a bankruptcy proceeding or similar reorganization event and (ii) April 15, 2023.

The parties hereto agree that, as of the date hereof, the Original Termination Agreement is hereby amended and restated in its entirety by the terms of this letter agreement (as amended and restated, the “A&R Termination Agreement”).

In consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby further agree as follows:

1.Defined Terms.  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Subscription Agreement.

2.Side Letter; Domestication. The Side Letter was terminated simultaneously with the termination of the Subscription Agreement pursuant to that certain notice of termination, dated as of July 30, 2022, by OCM to ACE and Tempo (the “Notice of Termination”), which Notice of Termination was duly delivered and is effective in accordance with its terms.  On November 22, 2022, ACE Convergence Acquisition Corp. deregistered as a Cayman Islands exempted company, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ACE was domesticated and continues as a Delaware corporation under the name

“Tempo Automation Holdings, Inc.”

3.Agreements.

(a)Notwithstanding the termination of the Subscription Agreement, pursuant to Section 7(m)(iii) of the Subscription Agreement, OCM (as the Lead Subscriber) was entitled to a termination fee in an amount equal to 3.5% of the $175,000,000 of aggregate principal amount of the Subscribed Notes subscribed for by OCM (such principal amount, the “OCM Subscription Amount”, and such fee, the “Original Termination Fee”) upon consummation of a Business Combination, which was originally required to be paid by the Company (or any other successor to the Company) immediately following and as a condition subsequent to the closing of such Business Combination.  A Business Combination occurred on November 22, 2022.

(b)Subject to the conditions set forth herein, OCM hereby agrees to relinquish its right to receive the Original Termination Fee in full as set forth in Section 7(m)(iii) of the Subscription Agreement that was due upon the closing of the Business Combination, in exchange for a reduced amount equal to (i) 0.6% of the OCM Subscription Amount (i.e., $1,050,000) (such amount, the “Reduced Termination Fee Principal Amount”) plus (ii) interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance of the Reduced Termination Fee Principal Amount accruing monthly at a rate of 20% per annum, which, (A) for the period from October 15, 2022 to January 15, 2024, shall compound (and be “payable-in-kind”) on the 15th of every month (the “PIK Interest” and all such PIK Interest accrued from October 15, 2022 through January 15, 2024, the “Accrued PIK Interest”) and (B) for the period from January 15, 2024 until January 15, 2025, shall be payable in cash on the 15th of every month (the “Cash Interest”) (which Cash Interest payments, for the avoidance of doubt, shall be in addition to the repayments set forth in Section 3(c) below) (such Accrued PIK Interest and Cash Interest, together with the Reduced Termination Fee Principal Amount, the “Reduced Termination Fee”).

(c)The agreements set forth in Section 3(b) are conditioned upon the Company making each of the repayments set forth in this Section 3(c)(i), (ii) and (iii) and the covenants of the Company set forth in Section 4 being true and correct at all times.  To the extent there is a breach of any term hereunder, the full amount of the Original Termination Fee shall become immediately due and payable to OCM.

(i)On or prior to April 15, 2023, the Company shall pay to OCM an amount equal to $150,000.00 by wire transfer of immediately available funds at the account specified by OCM to the Company on Schedule A hereof.

(ii)On or prior to the earlier of (A) July 15, 2023 and (B) one business day after the date on which the Company receives funding by an unrelated third party of no less than $3,000,000.00 (in cash), the Company shall pay an additional amount equal to $200,000.00 by wire transfer of immediately available funds at the account specified by OCM to the Company on Schedule A hereof.

(iii)Beginning on January 15, 2024 and continuing on the 15th of every month thereafter, the Company shall make monthly amortization payments equal to 1/12th of the accrued Reduced Termination Fee balance as of January 1, 2024 until the balance of the Reduced Termination Fee is reduced to $0.00.

(d)The payments set forth in Section 3(c)(c)(i) and (c)(ii) shall reduce the sum of the Reduced Termination Fee Principal Amount and the Accrued PIK Interest (as of the date such payments are made) on a dollar-for-dollar basis.1

(e)The Company may prepay (in advance of the scheduled payments set forth in Section 3(c)) any of the amounts due to OCM at any time without any prepayment penalty or fee.

4.Covenants.  The Company hereby covenants, agrees, represents and warrants that (a) as of the date hereof, all payments made, and all fees and expenses incurred but unpaid, by the Company for services rendered by Latham & Watkins LLP (“Latham”) and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) in connection with the Business Combination are reflected on Schedule B hereof, including, without limitation, any such payments from any proceeds received by the Company (or any affiliate) in connection with the Business Combination or under that certain Common Stock Purchase Agreement, dated as of November 21, 2022, by and between the Company White Lion Capital, LLC (the “Common Stock Purchase Agreement”) and (b) until the Company pays at least $500,000 in cumulative payments to OCM on account of the Reduced Termination Fee (including, without limitation, amounts comprising Cash Interest), the Company shall not (and shall cause its affiliates not to) make any payments, or cause any payments to be made, to Latham or Skadden with respect to amounts incurred for services rendered in connection with the Business Combination, including, without limitation, from any proceeds received by the Company (or any affiliate) under Common Stock Purchase Agreement.

5.Miscellaneous.

(a)This A&R Termination Agreement is not assignable by any party without the prior written consent of each other party (and any other purported assignment shall be null and void ab initio). This A&R Termination Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This A&R Termination Agreement may only be enforced by the parties hereto.

(b)This A&R Termination Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction. By its execution and delivery of this A&R Termination Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action suit or proceeding brought by it with respect to any matter under or arising out of or in connection with this A&R Termination Agreement shall be brought exclusively in the federal or state courts located in the City of New York, County of New York. By execution and delivery of this A&R Termination Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO ABOVE.

(c)This A&R Termination Agreement may not be amended or waived except in a writing signed by each of the parties hereto.

(d)This A&R Termination Agreement (including the exhibits hereto), constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with

1For illustrative purposes, if the aggregate amount of the sum of Reduced Termination Fee Principal Amount plus the Accrued PIK Interest on April 14, 2023 is $1,150,000.00, the balance after the payment under Section 31(c)1(c)(i) would be $1,000,000.00, which amount would continue to accrue interest pursuant to Section 31(b).

respect to the subject matter hereof, and shall become effective and binding upon the mutual exchange of fully executed counterparts by the parties hereto.

(e)This A&R Termination Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of this A&R Termination Agreement by fax or electronic mail shall have the same force and effect as the delivery of an original executed counterpart of this A&R Termination Agreement.

[Signature Pages Follow.]

Please indicate your acceptance of this A&R Termination Agreement by signing in the space provided below.

Very truly yours,

Tempo Automation Holdings, Inc.

By:	/s/ Joy Weiss
	Name:	Joy Weiss
	Title:	Chief Executive Officer

Tempo Automation, Inc.

By:	/s/ Joy Weiss
	Name:	Joy Weiss
	Title:	Chief Executive Officer

Agreed and accepted as of the date first written above:

Oaktree Capital Management, L.P.,

on behalf of certain funds, managed accounts and other affiliates

and

OCM Tempo Holdings, LLC
By:	Oaktree Fund GP, LLC
Its:	Manager

By:	Oaktree Fund GP I, LLC
Its:	Manager Member

By:	/s/ Jordan Mikes
	Name:	Jordan Mikes
	Title:	Authorized Signatory

By:	/s/ Adam Bennett
	Name:	Adam Bennett
	Title:	Authorized Signatory

[Signature Page of A&R Termination Agreement]